Exhibit 99.1

July 10, 2022

Spirit Airlines, Inc.

2800 Executive Way

Miramar, FL 33025

Attention: Ted Christie; Thomas Canfield (via e-mail)

Dear Ted and Thomas:

On behalf of Frontier Group Holdings, Inc. (“Frontier”), I would like to reiterate our continued belief that the pending combination of Frontier with Spirit Airlines, Inc. (“Spirit”) presents a unique opportunity for both companies’ stockholders to realize meaningful long-term value. The value that your stockholders will potentially realize in a combination of our two airlines significantly exceeds the purported value contained in the latest proposal from JetBlue Airways Corporation (“JetBlue”). The proposal that JetBlue announced on June 27, 2022 (the “Latest JetBlue Acquisition Proposal”) is a proposal that we continue to believe is less attractive than the Frontier proposal.

We and others also noted the United States Department of Transportation’s (“DOT”) recent determination awarding slots at Newark International Airport to Spirit, noting “Spirit maintains a 32 percent cost advantage over JetBlue, and a 46 percent advantage over United. This will effectively allow Spirit to offer lower fares to more customers while maintaining the profitability necessary to remain an effective competitor at EWR.” The DOT announcement further stated “the Department finds that, of the applications received, Spirit will best be able to provide competition consistent with the Department of Justice’s (DOJ) original competition remedy that is the source of the timings.” The path to regulatory approval of a JetBlue -Spirit combination seems more impossible by the day.

Our proposed combination is not only pro-competitive — making it possible to bring ultra-low fares to more routes in competition with larger, high-cost, high-fare airlines — our offer delivers significantly greater value to Spirit stockholders. The opportunistic cash offer from JetBlue, creates a hard cap on value. Under our agreement, the total cash consideration is approximately $450 million. In addition, Spirit stockholders will benefit from the upside of the pandemic recovery and share in approximately $500 million in estimated annual net merger synergies. Even with modest growth assumptions based on current recovery trends – the Frontier-Spirit transaction can easily provide pro forma value in excess of $50 as evidenced in Spirit’s own investor materials.

However, we still remain very far from obtaining approval from Spirit stockholders based on the proxy data we received as of July 8, 2022. We note that you have unilaterally further extended the timeline for your stockholder meeting until July 15, 2022 in order to, among other things, solicit additional proxies, but we believe that additional time will be needed. To that end, in accordance with Section 5.4(c) of the Agreement and Plan of Merger among the parties (dated as of February 5, 2022, as amended, the “Merger

Agreement”), Frontier hereby requests that Spirit adjourn its stockholder meeting until 11:00 am ET on July 27, 2022 in order to permit additional time to solicit additional voting proxies in favor of the transaction if, as of 11:00 am ET on July 15, 2022, Spirit has not received proxies representing a sufficient number of shares of Spirit common stock to vote for the approval of the proposed transaction.

We stand ready to continue to speak with investors and advocate for our transaction. We also believe that the proxy solicitation process would unquestionably benefit from the Board of Directors of Spirit expressly reaffirming its recommendation of the pending merger with Frontier, notwithstanding the Latest JetBlue Acquisition Proposal. In furtherance of the foregoing, we hereby request that the Board of Directors of Spirit publicly reaffirm the Company Board Recommendation (as defined in the Merger Agreement) following the public announcement of the Latest JetBlue Acquisition Proposal within ten business days following the date of this letter as contemplated by Section 7.1(c) of the Merger Agreement.

Additionally, in order to bring this process to an orderly conclusion, we believe that it is in the best interest of both your and our stockholders for Frontier to provide clarity on its response to the Latest JetBlue Acquisition Proposal. In line with our recent discussions, Frontier does not intend to propose any further modifications to the financial terms of the Merger Agreement, and Spirit should consider the terms of the Merger Agreement, as most recently amended on June 24, 2022, as representing Frontier’s last, best and final offer with respect to the pending merger.

As has been the case throughout this process, we remain committed to this transaction. However, should the Spirit Board of Directors conclude that it would instead desire to pursue an alternative transaction with JetBlue, we would appreciate being advised of that determination. Further, should this be the determination of the Spirit Board, we would be prepared to consider waiving our “match” right with respect to the Latest JetBlue Acquisition Proposal under appropriate circumstances.

We are available to discuss this letter at your convenience.

Very truly yours,

FRONTIER GROUP HOLDINGS, INC.

By:	/s/ Barry Biffle
Name:	Barry Biffle
Title:	Chief Executive Officer

cc:

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Attention: Gregory V. Gooding; William D. Regner

Email: ggooding@debevoise.com; wdregner@debevoise.com

2